EXHIBIT 99.1

CB Financial Services, Inc.
Announces First Quarter 2023 Financial Results and
Declares Quarterly Cash Dividend

WASHINGTON, PA., April 28, 2023 -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of the Bank, today announced its first quarter 2023 financial results.

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands, except per share data) (Unaudited)

Net Income (GAAP)	$4,156	$4,152	$3,929	$118	$3,047
Net Income Adjustments	(127)	(66)	(310)	157	12
Adjusted Net Income (Non-GAAP) (1)	$4,029	$4,086	$3,619	$275	$3,059

Earnings per Common Share - Diluted (GAAP)	$0.79	$0.81	$0.77	$0.02	$0.58
Adjusted Earnings per Common Share - Diluted (Non-GAAP) (1)	$0.77	$0.80	$0.71	$0.05	$0.59
(1)    Refer to Explanation of Use of Non-GAAP Financial Measures and reconciliation of adjusted net income and adjusted earnings per common share - diluted in this Press Release.
2023 First Quarter Financial Highlights
(Comparisons to three months ended March 31, 2022 unless otherwise noted)
•Net income was $4.2 million, compared to $3.0 million. Current period results were driven primarily by net interest margin (NIM) expansion coupled with a modest increase in noninterest income.
◦Adjusted net income (Non-GAAP) was $4.0 million, compared to $3.1 million.
•Earnings per diluted common share (EPS) increased to $0.79 from $0.58.
◦Adjusted earnings per common share - diluted (Non-GAAP) was $0.77, compared to $0.59.
•Return on average assets (annualized) of 1.21%, compared to 0.87%.
◦Adjusted return on average assets (annualized) (Non-GAAP) of 1.18%, compared to 0.87%.
•Return on average equity (annualized) of 14.69%, compared to 9.50%.
◦Adjusted return on average equity (annualized) (Non-GAAP) of 14.24%, compared to 9.54%.
•NIM improved to 3.51% from 3.08%.
•Net interest and dividend income was $11.6 million, compared to $9.9 million.
•Noninterest income increased to $2.8 million, compared to $2.6 million. The most significant changes in noninterest income included increases in net gains on bank-owned life insurance of $302,000 resulting from two death claims and insurance commissions of $124,000, partially offset by an increase in net losses on securities of $225,000.

(Amounts at March 31, 2023; comparisons to December 31, 2022, unless otherwise noted)
•Total assets increased to $1.43 billion from $1.41 billion.
•Total loans increased $22.0 million, or 8.4% annualized, to $1.07 billion compared to $1.05 billion, and included increases of $16.0 million, or 3.7%, in commercial real estate, $9.5 million, or 13.5%, in commercial and industrial loans and $2.1 million, or 0.6%, in residential mortgages, partially offset by decreases of $5.4 million, or 12.0%, in construction real estate, and $846,000, or 0.8%, in consumer loans.
•Nonperforming loans to total loans was 0.67%, an increase of 12 basis points (“bps”), compared to 0.55%.
•Total deposits were $1.28 billion, an increase of $13.0 million, compared to $1.27 billion.
•Book value per share was $22.90, compared to $21.60 as of December 31, 2022 and $23.69 as of March 31, 2022.
•Tangible book value per share (Non-GAAP) was $20.40, compared to $19.00 as of December 31, 2022 and $20.86 as of March 31, 2022, increase was related to current period items of net income of $4.2 million, $2.1 million due to the Company’s January 1, 2023 adoption of CECL, and $2.0 million positive impact to Accumulated Other Comprehensive

EXHIBIT 99.1

Loss from a decrease in unrealized losses on securities portfolios. This was partially offset by the current period dividend paid to stockholders of $1.3 million and $130,000 of common stock repurchased since December 31, 2022.

Management Commentary
President and CEO John H. Montgomery stated, “I am pleased to note that we posted solid first quarter results which are a testament to the quality of our business, particularly in light of recent negative news regarding issues at large regional banks. As a community bank, our model is markedly different from that of large money center, regional, and other notable ‘specialty’ banks that concentrate on specific industries such as venture capital-backed startups. That community bank model, focused on a well-diversified business on both the asset and liability sides of the balance sheet, is at the heart of what we do and continues to buoy us in uncertain times. We provide financial products to a wide range of local borrowers, from homebuyers to local businesses, all of which are underwritten and managed by an experienced leadership team that has proven success managing credit through prior periods of economic turbulence. We also have a diversified, high-quality capital base. Our depositors are primarily local residents and businesses we know well and who appreciate our focus on serving their needs.”

Mr. Montgomery continued, “Turning back to our first quarter results, continued interest rate increases by the Federal Reserve helped drive an expansion in our net interest margin as variable rate loans repriced to higher rates. That coupled with an expansion in our total loan book drove a $1.7 million, or 17.1%, increase in net interest and dividend income for the quarter, compared to the first quarter a year ago. While it is certainly nice to experience this expansion, we are also seeing increasing upward pressure on deposit rates. As expected, the rates we are paying on deposits have also gone up and we anticipate that to continue. It is also important to highlight that our deposit base is well-diversified, with 75.6% below the $250,000 level.”

Mr. Montgomery concluded, “Our bank remains well-capitalized and I would like to emphasize that we have had no need to borrow from the Federal Reserve during the recent banking industry issues, just as we did not require any TARP injections during the Great Recession. I would also like to stress that we have no securities classified as ‘held to maturity’ - all of our holdings are classified as ‘available-for-sale’. Our strong capital position has us well-positioned to continue pursuing our internal growth programs while enabling us to maintain our commitment to share our positive returns with CB shareholders. Toward the end of 2022, we increased our regular quarterly dividend to $0.25 per share and have maintained it at that level with our first quarter declaration. In addition, we repurchased 5,686 shares during the first quarter under the current $10.0 million share repurchase program announced in early 2022. Our capital position gives use the ability to support growth along with these shareholder-friendly actions.”

Dividend Information
The Company’s Board of Directors declared a $0.25 quarterly cash dividend per outstanding share of common stock, payable on or about May 31, 2023, to stockholders of record as of the close of business on May 15, 2023.

Stock Repurchase Program
On April 21, 2022, CB announced a program to repurchase up to $10.0 million of the Company’s outstanding shares of common stock. Based on the Company’s closing stock price at April 26, 2023, the repurchase program, if fully completed, would encompass 426,461 shares, or approximately 8.3% of the shares currently outstanding.

2023 First Quarter Financial Review

Net Interest and Dividend Income
Net interest and dividend income increased $1.7 million, or 17.1%, to $11.6 million for the three months ended March 31, 2023 compared to $9.9 million for the three months ended March 31, 2022.
•Net interest margin (GAAP) increased to 3.51% for the three months ended March 31, 2023 compared to 3.08% for the three months ended March 31, 2022. Fully tax equivalent (“FTE”) net interest margin (Non-GAAP) increased 42 bps to 3.52% for the three months ended March 31, 2023 compared to 3.10% for the three months ended March 31, 2022.
•Interest and dividend income increased $3.6 million, or 34.2%, to $14.2 million for the three months ended March 31, 2023 compared to $10.6 million for the three months ended March 31, 2022.
◦Interest income on loans increased $2.8 million, or 29.5%, to $12.4 million for the three months ended March 31, 2023 compared to $9.6 million for the three months ended March 31, 2022. The average balance of loans increased $31.4 million to $1.04 billion from $1.01 billion, generating $311,000 of additional interest income on loans. The average yield increased 98 bps to 4.83% compared to 3.85% causing a $2.5 million increase in interest income on loans. Interest and fee income on PPP loans was $445,000 for the three months ended March 31, 2022, which contributed 13 bps to loan yield while the current year quarter was not materially impacted by PPP loan-related interest and fee income.

◦Interest income on taxable investment securities increased $59,000, or 6.5%, to $964,000 for the three months ended March 31, 2023 compared to $905,000 for the three months ended March 31, 2022 driven by a 13 bps increase in average yield.
◦Interest income on interest bearing deposits at other banks increased $772,000, to $805,000 for the three months ended March 31, 2023 compared to $33,000 for the three months ended March 31, 2022 as average balances increased $15.3 million and the average yield increased 410 bps. Higher cash balances were maintained as a result of increased deposits while the increase in the average yield was the result of the Federal Reserve Bank’s interest rate increases.
•Interest expense increased $1.9 million, or 268.0%, to $2.7 million for the three months ended March 31, 2023 compared to $723,000 for the three months ended March 31, 2022.
◦Interest expense on deposits increased $2.0 million, or 372.5%, to $2.5 million for the three months ended March 31, 2023 compared to $530,000 for the three months ended March 31, 2022. Average interest-earning deposit balances increased $47.4 million, or 5.6%, to $892.2 million as of March 31, 2023 compared to $844.8 million as of March 31, 2022, and rising interest rates led to the repricing of higher-cost demand and money market deposits and resulted in an 89 bps, or 349.8%, increase in average cost compared to the three months ended March 31, 2022. Partially offsetting this increase, the average balance of time deposits and the related average cost decreased $30.9 million and 5 bps, respectively.
Provision for Credit Losses
Effective January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The provision for credit losses in the first quarter of 2023 was calculated using CECL and resulted in an $80,000 provision for credit losses recorded for the three months ended March 31, 2023 compared to no provision for credit losses recorded for the three months ended March 31, 2022.

Noninterest income
Noninterest income increased $197,000, or 7.5%, to $2.8 million for the three months ended March 31, 2023, compared to $2.6 million for the three months ended March 31, 2022. This increase was primarily related to a $302,000 increase in net gains on bank-owned life insurance claims resulting from two death claims and an increase of $124,000 in insurance commissions primarily driven by contingency income which resulted from the timing of lock-in amounts received and core business including commercial and personal insurance lines. These increases were partially offset by an increase in net losses on securities of $225,000.

Noninterest Expense
Noninterest expense increased $372,000, or 4.3%, to $9.0 million for the three months ended March 31, 2023 compared to $8.7 million for the three months ended March 31, 2022. Salaries and benefits increased $514,000, or 11.3%, to $5.1 million primarily due to merit increases and staffing additions, while data processing expense increased $372,000, or 76.7%, to $857,000, due to increased ongoing costs related to the fourth quarter 2022 core conversion. Conversely, contracted services decreased $440,000 to $147,000 for the three months ended March 31, 2023 compared to $587,000 for the three months ended March 31, 2022.

Statement of Financial Condition Review

Assets
Total assets increased $21.8 million, or 1.5%, to $1.43 billion at March 31, 2023, compared to $1.41 billion at December 31, 2022.
•Cash and due from banks decreased to $103.5 million at March 31, 2023, compared to $103.7 million at December 31, 2022.
•Securities decreased $1.0 million, or 0.5%, to $189.0 million at March 31, 2023, compared to $190.1 million at December 31, 2022. The securities balance was primarily impacted by $3.4 million of repayments on mortgage-backed and collateralized mortgage obligation securities and a $232,000 decrease in the market value in the equity securities portfolio, which is primarily comprised of bank stocks. These decreases were partially offset by a $2.6 million increase in the market value of the debt securities portfolio.

Loans and Credit Quality
•Total loans increased $22.0 million, or 2.1%, to $1.07 billion at March 31, 2023 compared to $1.05 billion at December 31, 2022. Loan growth was driven by increases in commercial real estate, commercial and industrial loans and residential mortgages of $16.0 million, $9.5 million, and $2.1 million, respectively, partially offset by decreases in construction real estate and consumer loans of $5.4 million and $846,000, respectively. Growth in commercial and industrial loans included the purchase of $8.9 million of syndicated loans.
•The allowance for credit losses (ACL) was $10.3 million at March 31, 2023 and $12.8 million at December 31, 2022. As a result, the ACL to total loans was 0.96% at March 31, 2023 compared to 1.22% at December 31, 2022. The change in the ACL was primarily due to the Company's aforementioned adoption of CECL. Contributing to the change in ACL was a prior year charge-off of $2.7 million and qualitative factors that significantly impacted the incurred loss model driven by historical activity compared to the adopted CECL methodology that is centered around current expected credit loss (CECL) activity using a forecast approach. At adoption, the Company decreased its ACL by $3.4 million.
•Net recoveries for the three months ended March 31, 2023 were $756,000, or 0.29% of average loans on an annualized basis. This is due to recoveries totaling $750,000 related to the prior year commercial and industrial charged-off loan for $2.7 million. Net recoveries for the three months ended March 31, 2022 were $13,000, or 0.01% of average loans on an annualized basis.
•Nonperforming loans, which includes nonaccrual loans and accruing loans past due 90 days or more, were $7.2 million at March 31, 2023 compared to $5.8 million at December 31, 2022. The increase of $1.4 million was due to a commercial real estate loan relationship that moved to non-accrual in the current period. Current nonperforming loans to total loans ratio was 0.67% compared to 0.55% at December 31, 2022.
Other
•Intangible assets decreased $445,000, or 11.4%, to $3.1 million at March 31, 2023 compared to $3.5 million at December 31, 2022 due to amortization expense recognized during the period.

Total liabilities increased $14.7 million, or 1.1%, to $1.31 billion at March 31, 2023 compared to $1.30 billion at December 31, 2022.
Deposits
•Total deposits increased $13.0 million to $1.28 billion as of March 31, 2023 compared to $1.27 billion at December 31, 2022, an annualized increase of 4.1%. Interest-bearing demand deposits increased $47.2 million and time deposits increased $21.3 million, while non interest-bearing demand deposits decreased $39.5 million and savings deposits decreased $13.1 million. The increase in interest-bearing demand deposits is primarily the result of higher interest rates attracting more customers and/or additional deposits from existing customers. FDIC insured deposits totaled approximately 62.9% of total deposits.
Borrowed Funds
•Short-term borrowings decreased $7.9 million, or 98.5%, to $121,000 at March 31, 2023, compared to $8.1 million at December 31, 2022. At March 31, 2023 and December 31, 2022, short-term borrowings were comprised entirely of securities sold under agreements to repurchase. This decrease is due to accounts that were transitioned into other deposit products and account for a portion of the interest-bearing demand deposit increase.
Accrued Interest Payable and Other Liabilities
•Accrued interest payable and other liabilities increased $9.6 million, or 127.2%, to $17.2 million at March 31, 2023, compared to $7.6 million at December 31, 2022 primarily due to the purchase of $8.9 million of syndicated loans which were unfunded at the end of the period.

Stockholders’ Equity
Stockholders’ equity increased $7.0 million, or 6.4%, to $117.2 million at March 31, 2023, compared to $110.2 million at December 31, 2022. Key factors impacting stockholders’ equity included the positive impact of $4.2 million of net income coupled with the change in accumulated other comprehensive loss, which decreased $2.0 million primarily due to the effect of changes in market interest rates on the Company’s investment securities. In addition, stockholders’ equity was positively impacted by $2.1 million, net of tax, due to the Company’s January 1, 2023 adoption of CECL as described above. These factors were partially offset by the payment of $1.3 million in dividends since December 31, 2022 and activity under share repurchase programs. On April 21, 2022, a $10 million repurchase program was authorized, with the Company repurchasing 67,864 shares at an average price of $22.45 per share since the inception of the plan. In total, the Company repurchased $130,000 of common stock since December 31, 2022.
Book value per share
Book value per common share was $22.90 at March 31, 2023 compared to $21.60 at December 31, 2022, an increase of $1.30.

Tangible book value per common share (Non-GAAP) was $20.40 at March 31, 2023, compared to $19.00 at December 31, 2022, an increase of $1.40.

Refer to “Explanation of Use of Non-GAAP Financial Measures” at the end of this Press Release.

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania and West Virginia. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.
For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Statement About Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400

Investor Relations:
Jeremy Hellman, Vice President
The Equity Group Inc.
Phone: (212) 836-9626
Email: jhellman@equityny.com

CB FINANCIAL SERVICES, INC. SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

Selected Financial Condition Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Assets
Cash and Due From Banks	$103,545	$103,700	$122,801	$81,121	$123,588
Securities	189,025	190,058	193,846	213,505	231,097
Loans
Real Estate:
Residential	332,840	330,725	328,248	325,138	317,254
Commercial	452,770	436,805	432,516	426,105	427,227
Construction	39,522	44,923	49,502	41,277	54,227
Commercial and Industrial:
Commercial and Industrial	79,436	69,918	61,428	62,054	59,601
PPP	65	126	768	3,853	8,242
Consumer	146,081	146,927	150,615	148,921	143,422
Other	21,151	20,449	19,865	20,621	10,669
Total Loans	1,071,865	1,049,873	1,042,942	1,027,969	1,020,642
Allowance for Credit Losses	(10,270)	(12,819)	(12,854)	(12,833)	(11,595)
Loans, Net	1,061,595	1,037,054	1,030,088	1,015,136	1,009,047
Premises and Equipment, Net	17,732	17,844	18,064	18,196	18,349
Bank-Owned Life Insurance	24,943	25,893	25,750	25,610	25,468
Goodwill	9,732	9,732	9,732	9,732	9,732
Intangible Assets, Net	3,068	3,513	3,959	4,404	4,850
Accrued Interest Receivable and Other Assets	21,068	21,144	21,680	18,757	16,539
Total Assets	$1,430,708	$1,408,938	$1,425,920	$1,386,461	$1,438,670

Liabilities
Deposits
Non-Interest Bearing Demand Accounts	$350,911	$390,405	$407,107	$389,127	$400,105
Interest Bearing Demand Accounts	359,051	311,825	298,755	265,347	280,455
Money Market Accounts	206,174	209,125	198,715	185,308	192,929
Savings Accounts	234,935	248,022	250,378	250,226	247,589
Time Deposits	130,449	109,126	120,879	125,182	129,235
Total Deposits	1,281,520	1,268,503	1,275,834	1,215,190	1,250,313

Short-Term Borrowings	121	8,060	18,108	32,178	39,219
Other Borrowings	14,648	14,638	17,627	17,618	17,607
Accrued Interest Payable and Other Liabilities	17,224	7,582	7,645	7,703	9,375
Total Liabilities	1,313,513	1,298,783	1,319,214	1,272,689	1,316,514

Stockholders’ Equity	117,195	110,155	106,706	113,772	122,156
Total Liabilities and Stockholders’ Equity	$1,430,708	$1,408,938	$1,425,920	$1,386,461	$1,438,670

(Dollars in thousands, except share and per share data) (Unaudited)

	Three Months Ended
Selected Operating Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Interest and Dividend Income
Loans, Including Fees	$12,371	$11,835	$10,815	$9,733	$9,551
Securities:
Taxable	964	974	985	988	905
Tax-Exempt	41	40	49	57	66
Dividends	24	28	21	20	22
Other Interest and Dividend Income	844	978	417	160	72
Total Interest and Dividend Income	14,244	13,855	12,287	10,958	10,616
Interest Expense
Deposits	2,504	1,811	1,079	604	530
Short-Term Borrowings	2	7	19	18	19
Other Borrowings	155	171	174	173	174
Total Interest Expense	2,661	1,989	1,272	795	723
Net Interest and Dividend Income	11,583	11,866	11,015	10,163	9,893
Provision for Credit Losses	80	—	—	3,784	—
Net Interest and Dividend Income After Provision for Credit Losses	11,503	11,866	11,015	6,379	9,893
Noninterest Income:
Service Fees	445	530	544	559	526
Insurance Commissions	1,922	1,399	1,368	1,369	1,798
Other Commissions	144	157	244	179	89
Net Gain on Sales of Loans	2	—	—	—	—
Net (Loss) Gain on Securities	(232)	83	(46)	(199)	(7)
Net Gain on Purchased Tax Credits	7	14	14	14	14
Net Gain (Loss) on Disposal of Fixed Assets	11	—	439	—	(8)
Income from Bank-Owned Life Insurance	140	143	140	142	136
Net Gain on Bank-Owned Life Insurance Claims	302	—	—	—	—
Other Income	69	34	36	41	65
Total Noninterest Income	2,810	2,360	2,739	2,105	2,613
Noninterest Expense:
Salaries and Employee Benefits	5,079	4,625	4,739	4,539	4,565
Occupancy	701	817	768	776	686
Equipment	218	178	170	182	210
Data Processing	857	681	540	446	485
FDIC Assessment	152	154	147	128	209
PA Shares Tax	260	258	240	240	240
Contracted Services	147	405	288	348	587
Legal and Professional Fees	182	362	334	389	152
Advertising	79	165	131	115	116
Other Real Estate Owned (Income)	(37)	(38)	(38)	(37)	(38)
Amortization of Intangible Assets	445	446	445	446	445
Other	945	945	1,063	838	999
Total Noninterest Expense	9,028	8,998	8,827	8,410	8,656
Income Before Income Tax Expense (Benefit)	5,285	5,228	4,927	74	3,850
Income Tax Expense (Benefit)	1,129	1,076	998	(44)	803
Net Income	$4,156	$4,152	$3,929	$118	$3,047

	Three Months Ended
Per Common Share Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Dividends Per Common Share	$0.25	$0.24	$0.24	$0.24	$0.24
Earnings Per Common Share - Basic	0.81	0.81	0.77	0.02	0.59
Earnings Per Common Share - Diluted	0.79	0.81	0.77	0.02	0.58
Adjusted Earnings Per Common Share - Diluted (Non-GAAP) (1)	0.77	0.80	0.71	0.05	0.59

Weighted Average Common Shares Outstanding - Basic	5,109,597	5,095,237	5,106,861	5,147,846	5,198,194
Weighted Average Common Shares Outstanding - Diluted	5,262,982	5,104,254	5,118,627	5,156,975	5,220,887

	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Common Shares Outstanding	5,116,830	5,100,189	5,096,672	5,128,333	5,156,897
Book Value Per Common Share	$22.90	$21.60	$20.94	$22.18	$23.69
Tangible Book Value per Common Share (1)	20.40	19.00	18.25	19.43	20.86
Stockholders’ Equity to Assets	8.2%	7.8%	7.5%	8.2%	8.5%
Tangible Common Equity to Tangible Assets (1)	7.4	6.9	6.6	7.3	7.6

	Three Months Ended
Selected Financial Ratios (2)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Return on Average Assets	1.21%	1.16%	1.12%	0.03%	0.87%
Adjusted Return on Average Assets (1)	1.18	1.15	1.03	0.08	0.87
Return on Average Equity	14.69	15.26	13.60	0.40	9.50
Adjusted Return on Average Equity (1)	14.24	15.01	12.53	0.93	9.54
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	147.53	149.04	149.41	149.03	144.48
Average Equity to Average Assets	8.27	7.63	8.20	8.49	9.14
Net Interest Rate Spread	3.12	3.17	3.10	3.00	2.98
Net Interest Rate Spread (FTE) (1)	3.13	3.18	3.11	3.01	2.99
Net Interest Margin	3.51	3.45	3.29	3.12	3.08
Net Interest Margin (FTE) (1)	3.52	3.46	3.30	3.13	3.10
Net (Recoveries) and Charge-offs to Average Loans	(0.29)	0.01	(0.01)	1.01	(0.01)
Efficiency Ratio	62.72	63.25	64.18	68.55	69.21
Adjusted Efficiency Ratio (1)	60.23	60.74	63.02	64.18	65.88

Asset Quality Ratios	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Allowance for Credit Losses to Total Loans	0.96%	1.22%	1.23%	1.25%	1.14%
Allowance for Credit Losses to Nonperforming Loans (3)	143.44	221.06	218.61	219.89	158.88
Allowance for Credit Losses to Noncurrent Loans (4)	189.73	320.64	318.96	329.47	218.28
Delinquent and Nonaccrual Loans to Total Loans (4) (5)	1.02	0.81	0.46	0.45	0.79
Nonperforming Loans to Total Loans (3)	0.67	0.55	0.56	0.57	0.72
Noncurrent Loans to Total Loans (4)	0.51	0.38	0.39	0.38	0.52
Nonperforming Assets to Total Assets (6)	0.52	0.41	0.41	0.42	0.51

Capital Ratios (7)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.60%	12.33%	12.02%	11.83%	11.99%
Tier 1 Capital (to Risk Weighted Assets)	12.60	12.33	12.02	11.83	11.99
Total Capital (to Risk Weighted Assets)	13.69	13.58	13.27	13.08	13.20
Tier 1 Leverage (to Adjusted Total Assets)	9.24	8.66	8.51	8.33	8.19
(1)    Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release for the calculation of the measure and reconciliation to the most comparable GAAP measure.
(2)    Interim period ratios are calculated on an annualized basis.
(3)    Nonperforming loans consist of all nonaccrual loans and accruing loans that are 90 days or more past due.
(4)    Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(5)    Delinquent loans consist of accruing loans that are 30 days or more past due.
(6)    Nonperforming assets consist of nonperforming loans and other real estate owned.
(7)    Capital ratios are for Community Bank only.
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2023			December 31, 2022			September 30, 2022			June 30, 2022			March 31, 2022
	Average Balance	Interest and Dividends	Yield / Cost (1)	Average Balance	Interest and Dividends	Yield / Cost (1)	Average Balance	Interest and Dividends	Yield / Cost (1)	Average Balance	Interest and Dividends	Yield / Cost (1)	Average Balance	Interest and Dividends	Yield / Cost (1)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net (2)	$1,040,570	$12,391	4.83%	$1,034,714	$11,853	4.54%	$1,024,363	$10,833	4.20%	$1,007,874	$9,751	3.88%	$1,009,210	$9,573	3.85%
Debt Securities
Taxable	213,158	964	1.81	216,915	974	1.80	222,110	985	1.77	228,315	988	1.73	215,906	905	1.68
Exempt From Federal Tax	6,270	52	3.32	6,277	51	3.25	7,998	62	3.10	9,109	73	3.21	10,195	84	3.30
Equity Securities	2,693	24	3.56	2,693	28	4.16	2,693	21	3.12	2,693	20	2.97	2,693	22	3.27
Interest-Bearing Deposits at Banks	74,555	805	4.32	99,108	939	3.79	67,870	378	2.23	56,379	122	0.87	59,296	33	0.22
Other Interest-Earning Assets	2,633	39	6.01	2,875	39	5.38	2,784	39	5.56	3,235	38	4.71	3,483	39	4.54
Total Interest-Earning Assets	1,339,879	14,275	4.32	1,362,582	13,884	4.04	1,327,818	12,318	3.68	1,307,605	10,992	3.37	1,300,783	10,656	3.32
Noninterest-Earning Assets	48,369			51,718			68,796			84,323			122,288
Total Assets	$1,388,248			$1,414,300			$1,396,614			$1,391,928			$1,423,071
Liabilities and Stockholders' Equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$335,327	$1,191	1.44%	$315,352	$810	1.02%	$278,412	$393	0.56	$260,655	$111	0.17	$276,603	$48	0.07%
Savings	242,298	37	0.06	249,948	29	0.05	251,148	20	0.03	248,356	20	0.03	243,786	19	0.03
Money Market	213,443	939	1.78	206,192	604	1.16	189,371	269	0.56	188,804	61	0.13	192,425	41	0.09
Time Deposits	101,147	337	1.35	116,172	368	1.26	123,438	397	1.28	127,832	412	1.29	132,015	422	1.30
Total Interest-Bearing Deposits	892,215	2,504	1.14	887,664	1,811	0.81	842,369	1,079	0.51	825,647	604	0.29	844,829	530	0.25
Short-Term Borrowings
Securities Sold Under Agreements to Repurchase	1,344	2	0.60	8,985	7	0.31	28,738	19	0.26	34,135	18	0.21	37,884	19	0.20
Other Borrowings	14,641	155	4.29	17,598	171	3.86	17,621	174	3.92	17,611	173	3.94	17,604	174	4.01
Total Interest-Bearing Liabilities	908,200	2,661	1.19	914,247	1,989	0.86	888,728	1,272	0.57	877,393	795	0.36	900,317	723	0.33
Noninterest-Bearing Demand Deposits	362,343			391,300			390,658			391,975			384,188
Other Liabilities	2,953			788			2,636			4,415			8,554
Total Liabilities	1,273,496			1,306,335			1,282,022			1,273,783			1,293,059
Stockholders' Equity	114,752			107,965			114,592			118,145			130,012
Total Liabilities and Stockholders' Equity	$1,388,248			$1,414,300			$1,396,614			$1,391,928			$1,423,071
Net Interest Income (FTE) (Non-GAAP) (3)		$11,614			$11,895			$11,046			$10,197			$9,933
Net Interest-Earning Assets (4)	431,679			448,335			439,090			430,212			400,466
Net Interest Rate Spread (FTE) (Non-GAAP) (3) (5)			3.13%			3.18%			3.11%			3.01%			2.99%
Net Interest Margin (FTE) (Non-GAAP) (3)(6)			3.52			3.46			3.30			3.13			3.10
PPP Loans	100	3	12.17	216	22	40.41	2,424	123	20.13	5,546	144	10.41	14,673	445	12.30
(1)    Annualized based on three months ended results.
(2)    Net of the allowance for credit losses and includes nonaccrual loans with a zero yield and Loans Held for Sale if applicable.
(3)    Refer to Explanation and Use of Non-GAAP Financial Measures in this Press Release for the calculation of the measure and reconciliation to the most comparable GAAP measure.
(4)    Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
()    Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)    Net interest margin represents annualized net interest income divided by average total interest-earning assets.

Explanation of Use of Non-GAAP Financial Measures
In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), we use, and this Press Release contains or references, certain Non-GAAP financial measures. We believe these Non-GAAP financial measures provide useful information in understanding our underlying results of operations or financial position and our business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Non-GAAP adjusted items impacting the Company's financial performance are identified to assist investors in providing a complete understanding of factors and trends affecting the Company’s business and in analyzing the Company’s operating results on the same basis as that applied by management. Although we believe that these Non-GAAP financial measures enhance the understanding of our business and performance, they should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with Non-GAAP measures which may be presented by other companies. Where Non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found herein.

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands, except share and per share data) (Unaudited)

Net Income (GAAP)	$4,156	$4,152	$3,929	$118	$3,047

Adjustments
Loss (Gain) on Securities	232	(83)	46	199	7
(Gain) Loss on Disposal of Fixed Assets	(11)	—	(439)	—	8
Gain on Bank-Owned Life Insurance Claims	(302)	—	—	—	—
Tax effect	(46)	17	83	(42)	(3)
Adjusted Net Income (Non-GAAP)	$4,029	$4,086	$3,619	$275	$3,059

Weighted-Average Diluted Common Shares and Common Stock Equivalents Outstanding	5,262,982	5,104,254	5,118,627	5,156,975	5,220,887

Earnings per Common Share - Diluted (GAAP)	$0.79	$0.81	$0.77	$0.02	$0.58

Adjusted Earnings per Common Share - Diluted (Non-GAAP)	$0.77	$0.80	$0.71	$0.05	$0.59

Net Income (GAAP) (Numerator)	$4,156	$4,152	$3,929	$118	$3,047

Annualization Factor	4.06	3.97	3.97	4.01	4.06

Average Assets (Denominator)	1,388,248	1,414,300	1,396,614	1,391,928	1,423,071

Return on Average Assets (GAAP)	1.21%	1.16%	1.12%	0.03%	0.87%

Adjusted Net Income (Non-GAAP) (Numerator)	$4,029	$4,086	$3,619	$275	$3,059

Annualization Factor	4.06	3.97	3.97	4.01	4.06

Average Assets (Denominator)	1,388,248	1,414,300	1,396,614	1,391,928	1,423,071

Adjusted Return on Average Assets (Non-GAAP)	1.18%	1.15%	1.03%	0.08%	0.87%

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands) (Unaudited)

Net Income (GAAP) (Numerator)	$4,156	$4,152	$3,929	$118	$3,047

Annualization Factor	4.06	3.97	3.97	4.01	4.06

Average Equity (GAAP) (Denominator)	114,752	107,965	114,592	118,145	130,012

Return on Average Equity (GAAP)	14.69%	15.26%	13.60%	0.40%	9.50%

Adjusted Net Income (Non-GAAP) (Numerator)	$4,029	$4,086	$3,619	$275	$3,059

Annualization Factor	4.06	3.97	3.97	4.01	4.06

Average Equity (GAAP) (Denominator)	114,752	107,965	114,592	118,145	130,012

Adjusted Return on Average Equity (Non-GAAP)	14.24%	15.01%	12.53%	0.93%	9.54%
Tangible book value per common share is a Non-GAAP measure and is calculated based on tangible common equity divided by period-end common shares outstanding. Tangible common equity to tangible assets is a Non-GAAP measure and is calculated based on tangible common equity divided by tangible assets. We believe these Non-GAAP measures serve as useful tools to help evaluate the strength and discipline of the Company's capital management strategies and as an additional, conservative measure of the Company’s total value.

	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands, except share and per share data) (Unaudited)

Assets (GAAP)	$1,430,708	$1,408,938	$1,425,920	$1,386,461	$1,438,670
Goodwill and Intangible Assets, Net	(12,800)	(13,245)	(13,691)	(14,136)	(14,582)
Tangible Assets (Non-GAAP) (Numerator)	$1,417,908	$1,395,693	$1,412,229	$1,372,325	$1,424,088

Stockholders' Equity (GAAP)	$117,195	$110,155	$106,706	$113,772	$122,156
Goodwill and Intangible Assets, Net	(12,800)	(13,245)	(13,691)	(14,136)	(14,582)
Tangible Common Equity or Tangible Book Value (Non-GAAP) (Denominator)	$104,395	$96,910	$93,015	$99,636	$107,574

Stockholders’ Equity to Assets (GAAP)	8.2%	7.8%	7.5%	8.2%	8.5%
Tangible Common Equity to Tangible Assets (Non-GAAP)	7.4%	6.9%	6.6%	7.3%	7.6%

Common Shares Outstanding (Denominator)	5,116,830	5,100,189	5,096,672	5,128,333	5,156,897

Book Value per Common Share (GAAP)	$22.90	$21.60	$20.94	$22.18	$23.69
Tangible Book Value per Common Share (Non-GAAP)	$20.40	$19.00	$18.25	$19.43	$20.86

Interest income on interest-earning assets, net interest rate spread and net interest margin are presented on a fully tax-equivalent (“FTE”) basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal statutory income tax rate of 21 percent. We believe the presentation of net interest income on a FTE basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. The following table reconciles net interest income, net interest spread and net interest margin on a FTE basis for the periods indicated:

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands) (Unaudited)

Interest Income (GAAP)	$14,244	$13,855	$12,287	$10,958	$10,616
Adjustment to FTE Basis	31	29	31	34	40
Interest Income (FTE) (Non-GAAP)	14,275	13,884	12,318	10,992	10,656
Interest Expense (GAAP)	2,661	1,989	1,272	795	723
Net Interest Income (FTE) (Non-GAAP)	$11,614	$11,895	$11,046	$10,197	$9,933

Net Interest Rate Spread (GAAP)	3.12%	3.17%	3.10%	3.00%	2.98%
Adjustment to FTE Basis	0.01	0.01	0.01	0.01	0.01
Net Interest Rate Spread (FTE) (Non-GAAP)	3.13	3.18	3.11	3.01	2.99

Net Interest Margin (GAAP)	3.51%	3.45%	3.29%	3.12%	3.08%
Adjustment to FTE Basis	0.01	0.01	0.01	0.01	0.02
Net Interest Margin (FTE) (Non-GAAP)	3.52	3.46	3.30	3.13	3.10

Adjusted efficiency ratio excludes the effect of certain non-recurring or non-cash items and represents adjusted noninterest expense divided by adjusted operating revenue. The Company evaluates its operational efficiency based on its adjusted efficiency ratio and believes it provides additional perspective on its ongoing performance as well as peer comparability.

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
(Dollars in thousands) (Unaudited)

Noninterest Expense (GAAP) (Numerator)	$9,028	$8,998	$8,827	$8,410	$8,656

Net Interest and Dividend Income (GAAP)	$11,583	$11,866	$11,015	$10,163	$9,893

Noninterest Income (GAAP)	2,810	2,360	2,739	2,105	2,613
Operating Revenue (GAAP) (Denominator)	$14,393	$14,226	$13,754	$12,268	$12,506
Efficiency Ratio (GAAP)	62.72%	63.25%	64.18%	68.55%	69.21%

Noninterest Expense (GAAP)	$9,028	$8,998	$8,827	$8,410	$8,656
Less:
Other Real Estate Owned (Income)	(37)	(38)	(38)	(37)	(38)
Amortization of Intangible Assets	445	446	445	446	445
Adjusted Noninterest Expense (Non-GAAP) (Numerator)	$8,620	$8,590	$8,420	$8,001	$8,249

Net Interest and Dividend Income (GAAP)	$11,583	$11,866	$11,015	$10,163	$9,893
Noninterest Income (GAAP)	2,810	2,360	2,739	2,105	2,613
Less:
Net (Loss) Gain on Securities	(232)	83	(46)	(199)	(7)
Net Gain (Loss) on Disposal of Fixed Assets	11	—	439	—	(8)
Net Gain on Bank-Owned Life Insurance Claims	302	—	—	—	—
Adjusted Noninterest Income (Non-GAAP)	$2,729	$2,277	$2,346	$2,304	$2,628
Adjusted Operating Revenue (Non-GAAP) (Denominator)	$14,312	$14,143	$13,361	$12,467	$12,521
Adjusted Efficiency Ratio (Non-GAAP)	60.23%	60.74%	63.02%	64.18%	65.88%